Exhibit 99.2
Intuitive Surgical, Inc. Unaudited Preliminary Quarterly and Annual Revenue Data and Metrics

	Three Months Ended			Twelve Months Ended
	December 31, 2015	December 31, 2014	Change	December 31, 2015	December 31, 2014	Change
Revenue ($Millions)
Instruments and Accessories	$325.6	$280.7	16%	$1,197.7	$1,070.2	12%
Systems	230.7	214.0	8%	721.9	632.5	14%
Services	120.2	110.0	9%	464.8	429.0	8%
Total GAAP Revenue	$676.5	$604.7	12%	$2,384.4	$2,131.7	12%
da Vinci Xi trade-out offers	—	(3.9)	(100)%	—	—	—
Total Non-GAAP Revenue	$676.5	$600.8	13%	$2,384.4	$2,131.7	12%

System Unit Shipments by Geography
United States	83	71	17%	298	238	25%
Europe	31	39	(21)%	90	97	(7)%
Asia	28	14	100%	77	67	15%
Other Markets	16	13	23%	27	29	(7)%
Total Systems*	158	137	15%	492	431	14%

System Unit Shipments by Model
S Systems	—	—	—%	1	10	(90)%
Si-e Systems	1	4	(75)%	7	29	(76)%
Single Console Si Systems	39	27	44%	107	143	(25)%
Dual Console Si Systems	4	9	(56)%	22	43	(49)%
Single Console Xi Systems	83	72	15%	250	157	59%
Dual Console Xi Systems	31	25	24%	105	49	114%
Total Systems*	158	137	15%	492	431	14%
* Systems Shipped on Operating Leases (Included above in Total Systems)	16	5	220%	43	14	207%

Other Metrics
System Average Selling Price ($Millions)	$1.55	$1.55	—%	$1.54	$1.50	3%
Inst & Accy Revenue/Procedure ($Thousands)	$1.84	$1.83	1%	$1.84	$1.88	(2)%
System Installed Base	3,635	3,266	11%	3,635	3,266	11%

Intuitive Surgical, Inc. Unaudited Preliminary Trended Annual Procedure Data

	Approximate Procedures (Thousands)			Percentage Change
	2015	2014	2013	2015	2014
United States
Gynecology	238	235	240	1%	(2)%
Urology	102	91	85	12%	7%
General Surgery	140	107	81	31%	32%
Other	19	16	16	19%	—%
Total United States	499	449	422	11%	6%
Total Outside of the United States	153	121	101	26%	20%
Total Worldwide	652	570	523	14%	9%

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This report contains forward-looking statements. Such statements relate to unaudited preliminary trended annual procedure data, unaudited preliminary Q4 and full year 2015 revenue data and metrics, and other related subjects. The unaudited preliminary results are prior to the completion of Intuitive Surgical's final closing procedures and the independent audit and are therefore subject to adjustment. These forward-looking statements are based on Intuitive Surgical’s current plans and expectations and are subject to risks and uncertainties that could cause actual events and results to vary significantly from those implied by such statements. Please refer to Intuitive Surgical’s reports and filings with the SEC for a further discussion of these risks and uncertainties.